Exhibit 10.7

FIRST AMENDMENT TO THE
Indaptus Therapeutics, InC.
2021 STOCK INCENTIVE PLAN

This Amendment to the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (this “Amendment”) is made and entered into effective as of this 4th day of August, 2021 by Indaptus Therapeutics, Inc.

RECITALS

WHEREAS, stockholders approved the Intec Parent, Inc. 2021 Stock Incentive Plan on June 21, 2021;

WHEREAS, Intec Parent, Inc. was renamed Indaptus Therapeutics, Inc. (the “Company”) in connection with the reverse merger of Intec Pharma Ltd. and Decoy Biosystems, Inc.;

WHEREAS, the Company’s board of directors (the “Board”) desires to rename the Intec Parent, Inc. 2021 Stock Incentive Plan to reflect the Company’s name change as the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (the “Plan”);

WHEREAS, the Board further desires to amend the definition of Merger/Sale in the Plan to be consistent with the employment agreements the Company entered into with its senior executives on August 4, 2021; and

WHEREAS, Section 23.1 of the Plan authorizes the Board to amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows effective as of August 4, 2021:

1.	References to the “Intec Parent, Inc. 2021 Stock Incentive Plan” are hereby changed to the “Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan”, and references to “Intec Parent, Inc.” are hereby changed to “Indaptus Therapeutics, Inc.”

2.	The reference to Section 14.2 with respect to a Merger/Sale shall be changed from Section 14.2 to Section 14.2.9.

3.	The text of Section 14.2 prior to Section 14.2.1 shall be replaced in its entirety with the following:

“In the event a Merger/Sale (as defined in Section 14.2.9), then, without derogating from the general authority and power of the Board or the Committee under this Plan, without the Grantee’s consent and action and without any prior notice requirement:”

4.	A new Section 14.2.9 shall be added to the Plan as follows:

“14.2.9. A “Merger/Sale” means (x) a change in ownership of the Company under Section 14.2.9.1 below or (y) a change in the ownership of a substantial portion of the assets of the Company under Section 14.2.9.2 below:

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14.2.9.1 A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

14.2.9.2 A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no change in the ownership of a substantial portion of the Company’s assets when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this Section 14.2.9.2. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 14.2.9.2(c) above. For purposes of this Section 14.2.9.2, a person’s status is determined immediately after the transfer of the assets.

Section 14.2.9.3 For purposes of this Section 14.2.9, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

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Section 14.2.9.4 This Section 14.2.9 and what is considered a “Merger/Sale” under the Plan shall be construed and interpreted consistent with Treasury Regulation Section 1.409A-3(i)(5)(v) and (vii) or other guidance issued thereunder.”

5.	Except as expressly modified by this Amendment, the Plan remains in full force and effect pursuant to its terms. All references to the Plan in other documentation shall be deemed to be a reference to the Plan as amended by this Amendment.

6.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of laws provisions thereof.

The foregoing is hereby acknowledged as being the First Amendment to the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan as adopted by the Board on August 4, 2021.

Indaptus Therapeutics, Inc.

By:
Name:	Jeffrey A. Meckler
Title:	Chief Executive Officer

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